Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

HeartCore Enterprises, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Fees to be paid	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

	Equity	Common Stock, par value $0.0001 per share	457(o)	(1)(2)	(3)	(3)
	Equity	Preferred Stock, par value $0.0001 per share	457(o)	(1)(2)	(3)	(3)
	Debt	Debt Securities	457(o)	(1)(2)	(3)	(3)
	Other	Rights	457(o)	(1)(2)	(3)	(3)
	Other	Warrants	457(o)	(1)(2)	(3)	(3)
	Other	Units	457(o)	(1)(2)	(3)	(3)

	Total	N/A	457(o)	-	-	$100,000,000	(4)	0.0001102	$11,020

Carry Forward Securities

Carry Forward Securities	-	-	-	-	-	-		-	-	-	-	-	-

	Total Offering Amounts					$100,000,000			$11,020

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due								$11,020

(1)	The securities registered hereunder include such indeterminate number of (a) shares of common stock, (b) shares of preferred stock, (c) debt securities, (d) rights, (e) warrants to purchase common stock, preferred stock or other securities of the registrant, and (f) units consisting of some or all of these securities in any combination, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. If any debt securities are issued at an original issue discount, then the issue price, and not the principal amount of such debt securities, shall be used for purposes of calculating the aggregate initial offering price of all securities issued.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any stock splits, stock dividend or similar transaction.

(3)	If any debt securities are issued at an original issue discount, then the issue price, and not the principal amount of such debt securities, shall be used for purposes of calculating the aggregate initial offering price of all securities issued. No separate consideration will be received for shares of common stock that are issued upon conversion of debt securities or preferred stock or upon exercise of common stock warrants registered hereunder. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $100,000,000.

(4)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.